                                    EX-99.B4
     Individual Flexible Purchase Payment Deferred Variable Annuity Contract

                            [FIRST VARIABLE LIFE LOGO]

                             LITTLE ROCK, ARKANSAS
                         A STOCK LIFE INSURANCE COMPANY


FIRST VARIABLE LIFE INSURANCE COMPANY (the "Company") will make Annuity Payments to the Annuitant, unless directed otherwise by the Owner, starting on the Annuity Date, subject to the terms of this Contract.

This Contract is issued in return for the payment of the initial Purchase
Payment.

TEN DAY FREE LOOK--Within 10 days of the date of receipt of this Contract by the Owner, it may be returned by delivering or mailing it to the Company at its Variable Service Center or to the agent through whom it was purchased. When this Contract is received by the Company, it will be voided as if it had never been in force. The Company will refund the Contract Value computed at the end of the Valuation Period during which this Contract is received by the Company at its Variable Service Center.



         S/ARNOLD R. BERGMAN                     S/JOHN M. SOUKUP

              Secretary                             President

                      First Variable Life Insurance Company
                              Little Rock, Arkansas

       ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED
      BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF THE SEPARATE
        ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.


    THE VARIABLE PROVISIONS OF THIS CONTRACT CAN BE FOUND ON PAGES 10 AND 14.






               INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT WITH
                 FLEXIBLE PURCHASE PAYMENTS - NON-PARTICIPATING

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

CONTRACT DATA PAGE..........................................................CD-1

DEFINITIONS..................................................................100

INVESTMENT OPTIONS...........................................................101

The Separate Account and the Sub-Accounts....................................101
Sub-Account Investment Options...............................................101
Fixed Account Option.........................................................102

TRANSFERS....................................................................102

Transfers Among Investment Options...........................................102
General Requirements for Transfers...........................................102
Automatic Transfer of Small Accounts.........................................103

CHARGES AND DEDUCTIONS.......................................................103

Administrative Charge........................................................103
Annual Contract Maintenance Charge...........................................103
Mortality and Expense Risk Charge............................................103
Separate Account Management Fee..............................................103
Taxes........................................................................103
Transfer Fee.................................................................104
Withdrawal Charge............................................................104

GENERAL PROVISIONS...........................................................104

The Contract.................................................................104
Incontestability.............................................................104
Modification...................................................................4
Ownership....................................................................104
Change of Designations.......................................................104
Non-Participating............................................................105
Protection of Proceeds.......................................................105
Transfer by the Company......................................................105

PURCHASE PAYMENTS............................................................105

General........................................................................5
Conversion to Accumulation Units.............................................105
Delayed Investment Start Date................................................106

CONTRACT VALUE...............................................................106

General......................................................................106
Accumulation Unit Value......................................................106
Fixed Account Value..........................................................106
Minimum Value Required After Partial Withdrawal..............................107
Minimum Value Required If Subsequent Purchase Payments Not Made..............107
Minimum Value Required In Any Investment Option..............................107
Reports......................................................................107

DEATH BENEFITS...............................................................107

Death of Annuitant.............................................................7
Death of Owner...............................................................108
Payment of Owner's Death Benefit.............................................108
Owners Other than a Single Person..............................................8

Beneficiary Other than a Single Person.........................................8

WITHDRAWALS..................................................................109

General......................................................................109
Withdrawal Charge............................................................109
Partial Withdrawals............................................................9
Free Withdrawal Amount.......................................................110
Suspension or Deferral of Payments...........................................110

ANNUITY PROVISIONS...........................................................110

Annuity Date.................................................................111
Annuity Payments.............................................................111
Variable Annuity Payments....................................................111
Fixed Annuity Payments........................................................11
Annuity Options...............................................................11
Mortality Tables.............................................................113
Misstatement of Age or Sex...................................................113
Supplementary Agreement.......................................................12
Evidence of Survival..........................................................12
Proof of Age.................................................................113

ANNUITY OPTION TABLES.........................................................13

                               CONTRACT DATA PAGE
                                 CAPITAL SIX VA

ANNUITANT:            [JOHN DOE]         AGE AT ISSUE:                              [50]

OWNER:                [JOHN DOE]         AGE AT ISSUE:                              [50]

BENEFICIARY:          [as shown in
                      application]

CONTRACT NUMBER:      [8700-96]          ISSUE  DATE:                               [1/1/96]

ANNUITY DATE:         [1/1/2015]         ANNUITIZATION BONUS:                       [3% of Contract
                                                                                    Value on Annuity
                                                                                    Date ]

SEPARATE ACCOUNT:     [First Variable    FIXED ACCOUNT:
                      Annuity Fund E]      MINIMUM GUARANTEED INTEREST RATE:        [3.0%]
                                           CURRENT INTEREST RATE ON ISSUE DATE:     [5.5%]
                                           DURATION OF CURRENT INTEREST RATE:       [First Contract
                                                                                    Year]


INVESTMENT OPTIONS:
     [VIST Common Stock Portfolio]               [VIST Tilt Utility Portfolio]
     [VIST Growth & Income Portfolio]            [VIST U.S. Government Bond Portfolio]
     [VIST High Income Bond Portfolio]           [VIST World Equity Portfolio]
     [VIST Multiple Strategies Portfolio]        [Federated Prime Money Fund II Portfolio]
     [VIST Small Cap Portfolio]                  [Fixed Account]

DELAYED INVESTMENT START DATE:                   [Not Applicable]
DELAYED INVESTMENT START SUB-ACCOUNT:            [Not Applicable]

PURCHASE PAYMENTS:

     INITIAL PURCHASE PAYMENT:                   [$ 5,000]
     MINIMUM SUBSEQUENT PURCHASE PAYMENT:        [$200]
     MAXIMUM CUMULATIVE PURCHASE
     PAYMENTS:                                   [$1 Million]

ADMINISTRATIVE CHARGE:
     [Daily charge on net assets in each Sub-Account equal to an annual rate of .25%]

ANNUAL CONTRACT MAINTENANCE CHARGE:
     [$30.00 each Contract Year during the Accumulation Period, if Contract Value is less than $100,000] [No Annual Contract Maintenance Charge during the Annuity Period]

MORTALITY AND EXPENSE RISK CHARGE:
     [Daily charge on net assets in each Sub-Account equal to an annual rate of 1.25%]

CHARGE FOR RIDERS:

[OPTIONAL ENHANCED DEATH BENEFIT      Annual charge of .35% of Contract Value on
                                      each Contract Anniversary prior to the
                                      earlier of the Annuity Date or the Owner's
                                      80th birthday]

                               CONTRACT DATA PAGE
                                   (CONTINUED)
                                 CAPITAL SIX VA

SEPARATE ACCOUNT MANAGEMENT FEE:        [None]

TRANSFERS:
FREE TRANSFERS:

     [Unlimited for purposes of determining Transfer Fee]

TRANSFER FEE:  [$0]

MINIMUM CONTRACT VALUE TO BE TRANSFERRED: [$1,000 or the Contract Value in the selected Investment Option, if less]

RESTRICTIONS ON TRANSFERS FROM THE FIXED ACCOUNT: [Prior to the Annuity Date, Contract Value to be transferred from the Fixed Account in any Contract Year may not exceed: (1) for transfers during the first Contract Year, 25% of Fixed Account Value on the Issue Date; and (2) for transfers after the first Contract Year, the greater of: (a) 25% of Fixed Account Value on the immediately preceding Contract Anniversary ; or (b) 100% of the Fixed Account Value transferred to other Investment Options during the immediately preceding Contract Year. No transfers of Contract Value are permitted from the Fixed Account to other Investment Options during the Annuity Period.]
MINIMUM CONTRACT VALUE TO REMAIN IN INVESTMENT OPTION AFTER TRANSFER: [None]

VARIABLE SERVICE CENTER: [The Variable Service Center on the Issue Date is located at P.O. Box 1317, Des Moines, IA 50305-1317]

WITHDRAWALS:

WITHDRAWAL CHARGE EVENT:  [The Company may impose a Withdrawal Charge:

(1) Upon withdrawal or surrender of Contract Value during the Accumulation Period; and

(2) On the Annuity Date, if the Annuity Date is within the first two (2) Contract Years.

No Withdrawal Charge is imposed on Death Benefits payable if an Owner dies before the Annuity Date.]

DURATION OF WITHDRAWAL CHARGE: [The Withdrawal Charge Duration begins on the Issue Date and ends at the end of the sixth Contract Year]

WITHDRAWAL CHARGE PERCENTAGES:

[(as Percentage of Purchase Payment)]
[CONTRACT YEAR                                  1       2      3        4       5      6        7+]
[WITHDRAWAL CHARGE PERCENTAGE                   7%      6%     5%       4%      3%     2%       0%]

MINIMUM PARTIAL WITHDRAWAL: [$1,000, if less, the Owner's entire Interest ] FREE WITHDRAWAL AMOUNT ON PARTIAL WITHDRAWALS: [15% of Purchase Payments] WITHDRAWAL VALUE REQUIRED TO REMAIN IN CONTRACT AFTER PARTIAL WITHDRAWAL:
[$1,000]

WAIVER OF WITHDRAWAL CHARGE: [As specified in Nursing Home and Terminal Illness Waiver Endorsement]

ANNUITY UNIT VALUE:  Assumed Interest   Rate:  [3% per anum]

                                   DEFINITIONS

ACCUMULATION PERIOD: The period during which Purchase Payments may be made prior to the Annuity Date.

ACCUMULATION UNIT: A unit of measure used to calculate the Contract Value in a Sub-Account of the Separate Account prior to the Annuity Date.

ACCUMULATION UNIT VALUE: The value of an Accumulation Unit on a Business Day.

AGE: The attained age on the date for which age is being determined for the Annuitant or Owner, as applicable.

ANNUITANT: The natural person on whose life Annuity Payments are based.

ANNUITY DATE: The date on which Annuity Payments begin. The Annuity Date is shown on the Contract Data Page.

ANNUITY PAYMENTS: The series of payments made to the Annuitant or other payee selected by the Owner after the Annuity Date under the Annuity Option selected.

ANNUITY PERIOD: The period after the Annuity Date during which Annuity Payments are made.

ANNUITY UNIT: A unit of measure used to calculate Variable Annuity Payments after the Annuity Date.

ANNUITY UNIT VALUE: The value of an Annuity Unit on a Business Day.

BENEFICIARY: The person, persons or entity who will receive the death benefit. The Beneficiary is stated on the Contract Data Page for this Contract, unless changed in accordance with the Contract provisions.

BUSINESS DAY: Each day that the New York Stock Exchange is open for trading, which is Monday through Friday, except for normal business holidays.

COMPANY: First Variable Life Insurance Company.

CONTRACT ANNIVERSARY: An anniversary of the Issue Date.

CONTRACT VALUE: The sum of the Owner's interest in the Sub-Accounts of the Separate Account and in the Fixed Account.

CONTRACT YEAR: One year from the Issue Date and from each Contract Anniversary.

FIXED ACCOUNT: The Company's general investment account which contains all the assets of the Company with the exception of the Separate Account and other segregated asset accounts.

FIXED ACCOUNT VALUE: The Owner's interest in the Fixed Account during the Accumulation Period.

FIXED ANNUITY PAYMENTS: A series of payments made during the Annuity Period which are guaranteed as to dollar amount by the Company.

INVESTMENT OPTION: The Fixed Account or any of the Sub-Accounts of the Separate Account which can be selected under this Contract.

ISSUE DATE: The date on which this Contract became effective. The Issue Date is shown on the Contract Data Page.

OWNER: The person, persons or entity entitled to all the ownership rights under this Contract. The Owner is stated on the Contract Data Page for this Contract, unless changed in accordance with the Contract provisions.

PORTFOLIO: A separate and distinct class of shares that is available as an underlying investment of a Sub-Account. As of the Issue Date, each Sub-Account invests exclusively in a Portfolio stated on the Contract Data Pages.

PURCHASE PAYMENT: An amount paid to the Company to provide benefits under this Contract.

SEPARATE ACCOUNT: A separate investment account of the Company designated on the Contract Data Page.

SUB-ACCOUNT: A segment of the Separate Account.

VALUATION PERIOD: The period of time between the close of one Business Day and the close of business for the next succeeding Business Day.

VARIABLE ACCOUNT VALUE: The Owner's interest in the Sub-Accounts of the Separate Account during the Accumulation Period.

VARIABLE ANNUITY PAYMENTS: A series of payments made during the Annuity Period which vary in amount with the investment experience of each applicable Sub-Account.

VARIABLE SERVICE CENTER: The Company's administrative service center for this Contract. The mailing address for the Variable Service Center on the Issue Date is shown on the Contract Data Pages.

Other terms are defined in the Contract.


                               INVESTMENT OPTIONS


THE SEPARATE ACCOUNT AND THE SUB-ACCOUNTS

The Separate Account is a separate investment account of the Company. It is shown on the Contract Data Page. The Company has allocated a part of its assets for this and certain other contracts to the Separate Account. The assets of the Separate Account are the property of the Company. The Company guarantees that the portion of the Separate Account assets equal to the Company's reserves and other contract liabilities shall not be chargeable with the liabilities arising out of any other business the Company may conduct.

Assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company. The Separate Account is segmented into Sub-Accounts. Each Sub-Account available under this Contract on the Issue Date invests its assets exclusively in shares of one of the Portfolios shown on the Contract Data Page.

SUB-ACCOUNT INVESTMENT OPTIONS

The Owner may allocate Purchase Payments to one or more of the Sub-Accounts that correspond to the Portfolios shown on the Contract Data Page. The Company may, from time to time, invest Separate Account assets in additional mutual funds, portfolios of mutual funds, or other investment vehicles. The Owner may be permitted to transfer Contract Value or allocate Purchase Payments to these additional Separate Account investments. However, the right to make any transfer will be limited by the terms and conditions imposed by the Company.

If the shares of any Portfolio, or of any other Separate Account investment, become unavailable for investment by the Separate Account, or if the Company's Board of Directors deems further investment in these shares inappropriate, the Company may limit further purchase of these shares or may substitute shares of another Portfolio or other investment vehicle for shares already purchased under this Contract.

FIXED ACCOUNT OPTION

The Owner may allocate Purchase Payments to the Fixed Account. Interest will be credited to amounts allocated to the Fixed Account as described in the "Contract Value - Fixed Account Value" provision of this Contract.

                                    TRANSFERS

TRANSFERS AMONG INVESTMENT OPTIONS

During the Accumulation Period, the Owner may transfer Contract Value among Investment Options without the imposition of any fee or charge if there have been no more than the number of free transfers shown on the Contract Data Page for the Contract Year. No transfers are permitted, however, until the end of a Delayed Investment Start Date, if any, shown on the Contract Data Page. The amount of Contract Value which may be transferred from the Fixed Account to other Investment Options will be subject, without limitation, to the specific restrictions, if any, shown on the Contract Data Page.

During the Annuity Period, the Owner may make a transfer from one or more Sub-Accounts to other Investment Options only once each Contract Year, and no transfers of Contract Value are permitted from the Fixed Account to the Separate Account. The amount transferred to the Fixed Account from a Sub-Account of the Separate Account WILL be equal to the annuity reserves for the Owner's interest in that Sub-Account. The annuity reserve is the product of (a) multiplied by (b) multiplied by (c), where (a) is the number of Annuity Units representing the Owner's interest in the Sub-Account per Annuity Payment; (b) is the Annuity Unit value for the Sub-Account; and (c) is the present value of $1.00 per payment period as of the Age of the Annuitant at time of transfer for the Annuity Option, determined using the Mortality Tables used to construct the Annuity Tables contained in this Contract and the assumed interest rate shown on the Contract Data Page. Amounts transferred to the Fixed Account will be applied to the existing Annuity Option, using the Age of the Annuitant at the time of the transfer.

All amounts, Accumulation Unit Values and Annuity Unit Values will be determined as of the end of the Valuation Period during which a transfer request was received by the Company of its Variable Service Center.

GENERAL REQUIREMENTS FOR TRANSFERS

If more than the permitted number of free transfers have been made in the Contract Year, the Company will deduct the Transfer Fee shown on the Contract Data Page for each subsequent transfer. The Transfer Fee will be deducted from the Owner's interest in the Investment Option from which the transfer is made. However, if the Owner's entire interest in an Investment Option is being transferred, the Transfer Fee will be deducted from the amount which is transferred.

The minimum amount of Contract Value which can be transferred is shown on the Contract Data Page. The minimum amount of Contract Value, if any, which must remain in an Investment Option after a transfer from it is shown on the Contract Data Page.

Any transfer instruction must be in form satisfactory to the Company, and received by the Company at its Variable Service Center. Without limitation, any such instruction must clearly specify the amount which is to be transferred and the Investment Options which are to be affected. The Company will not be liable for transfers made in accordance with instructions by, or on behalf of, the Owner.

The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privileges described above.

AUTOMATIC TRANSFER OF SMALL ACCOUNTS

The Company reserves the right to the extent permitted by law, on any Business Day to transfer Contract Value then held in any particular Investment Option in the event that Contract Value in that Investment Option is less than $250, to the Investment Option with the then highest Contract Value.


                             CHARGES AND DEDUCTIONS


ADMINISTRATIVE CHARGE

The Company deducts on each Business Day, both prior to and during the Annuity Period, an Administrative Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Data Page. The Administrative Charge compensates the Company for the costs associated with the administration of this Contract and the Separate Account.

ANNUAL CONTRACT MAINTENANCE CHARGE

The Company deducts an Annual Contract Maintenance Charge to reimburse it for its administrative expenses from the Contract Value for the amount, and during the period, shown on the Contract Data Page. The charge is deducted by the Company reducing Fixed Account Value and/or Accumulation Unit Value from each applicable Investment Option in the ratio that the value that Contract Value in each applicable Investment Option bears to the total Contract Value. Accumulation Unit Value is reduced by the Company canceling Accumulation Units credited to this Contract.

The Annual Contract Maintenance Charge will be deducted from the Contract Value on each Contract Anniversary while this Contract is in force. If a total withdrawal (surrender) is made on other than a Contract Anniversary, the Annual Contract Maintenance Charge will be deducted at the time of withdrawal. If the Annuity Date is not a Contract Anniversary, the Annual Contract Maintenance Charge will be deducted on the Annuity Date. After the Annuity Date, the Annual Contract Maintenance Charge, if any, will be collected on a monthly basis and will result in a reduction of each Annuity Payment.

MORTALITY AND EXPENSE RISK CHARGE

The Company deducts on each Business Day, both prior to and during the Annuity Period, a Mortality and Expense Risk Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Data Page. The Mortality and Expense Risk Charge compensates the Company for assuming the mortality and expense risks under this Contract. The Company guarantees that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality or expense experience.

SEPARATE ACCOUNT MANAGEMENT FEE

Any fee deducted by the Company from the Separate Account for investment management is shown on the Contract Data Page.

TAXES

Any taxes paid to any governmental entity relating to this Contract will be deducted from the Purchase Payment or Contract Value when incurred. The Company will, in its sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by the Company of the Purchase Payments; or commencement of Annuity Payments. The Company may, at its sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date, or may establish reserves or other appropriate provision for payment of taxes at a later date. Payment at an earlier date does not waive any right the Company may have to deduct amounts at a later date. The Company will deduct any withholding taxes required by applicable law.

TRANSFER FEE

The Transfer Fee applicable to a permitted transfer of Contract Value among Investment Options is shown on the Contract Data Page.

WITHDRAWAL CHARGE

The Withdrawal Charge, if any, shown on the Contract Data Page may be deducted in the event of a withdrawal of all or a portion of the Contract Value. It is described in the Withdrawals provisions of this Contract.


                               GENERAL PROVISIONS


THE CONTRACT

The entire contract consists of this Contract and any riders or endorsements attached to this Contract.

This Contract may be changed or altered only by the President or Vice President and the Secretary of the Company. A change or alteration must be made in writing.

INCONTESTABILITY

The Contract will not be contestable after it has been in force for a period of two years from the Issue Date.

MODIFICATION

This Contract may be modified in order to maintain compliance with applicable state and federal law.

OWNERSHIP

The Owner has all rights and may receive all benefits under this Contract. The Owner is the person shown on the Contract Data Page, unless changed prior to the Annuity Date. Upon the death of the Owner, the Beneficiary will have all the rights and may receive all benefits under this Contract.

Assignment: The Owner may, at any time during his or her lifetime, assign his or her rights under this Contract. The Company will not be bound by any assignment until written notice is received by the Company at its Variable Service Center. The Company is not responsible for the validity or tax consequences of any assignment. The Company will not be liable as to any payment or other settlement made by the Company before receipt of the assignment.

CHANGE OF DESIGNATIONS

A request to change the designated Owner, Annuitant or Beneficiary must be made in writing and received by the Company at its Variable Service Center. The change will become effective as of the date the written request is signed. A new designation will not apply to any payment made or action taken by the Company prior to the time it records the change, and the Company shall be released from any further liability with respect to any such payment made or action taken.

Owner. The Owner may change the Owner at any time prior to the Annuity Date. A change of Owner will automatically revoke any prior designation of Owner.

Annuitant. The Owner may change the Annuitant at any time prior to the Annuity Date, but not if the Contract is owned by a non-natural person. Any change of Annuitant is subject to the Company's underwriting rules then in effect. The Owner may automatically become the Annuitant if a new Annuitant is not designated within thirty (30) days of the death of the Annuitant prior to the Annuity Date, as stated in the Death Benefit provisions of this Contract. A permitted change of Annuitant will automatically revoke any prior designation of Annuitant.

Beneficiary: Subject to the rights of any irrevocable Beneficiary(ies), the Owner may change the primary Beneficiary(ies) or contingent Beneficiary(ies). A permitted change of Beneficiary will automatically revoke any prior designation of Beneficiary.

NON-PARTICIPATING

This Contract will not share in any distribution of dividends.

PROTECTION OF PROCEEDS

To the extent permitted by law, Death Benefits and Annuity Payments shall be free from legal process and the claim of any creditor if the person is entitled to them under this Contract. No payment and no amount under this Contract can be taken or assigned in advance of its payment date unless the Company receives the Owner's written consent.

TRANSFER BY THE COMPANY

The Company reserves the right to transfer its obligations hereunder to another qualified life insurance company under an assumption reinsurance arrangement without the prior consent of the Owner.


                                PURCHASE PAYMENTS


GENERAL

The initial Purchase Payment as shown on the Contract Data Page is due on the Issue Date. The Owner may make subsequent Purchase Payments prior to the Annuity Date and may increase or decrease or change the frequency of such payments. Purchase Payments are, however, subject to the Minimum Subsequent Purchase Payment amount and the Maximum Cumulative Purchase Payment amount shown on the Contract Data Page (unless otherwise approved by the Company). The Company reserves the right to reject any Purchase Payment.

CONVERSION TO ACCUMULATION UNITS

Each Purchase Payment is allocated to the Fixed Account and/or one or more Sub-Accounts of the Separate Account. A Purchase Payment allocated to a Sub-Account of the Separate Account is converted into Accumulation Units. The number of Accumulation Units in a Sub-Account credited to this Contract is determined by dividing the Purchase Payment allocated to that Sub-Account by the dollar value of the Accumulation Unit Value for that Sub-Account as of the end of the Valuation Period during which that Purchase Payment is received by the Company at its Variable Service Center. Except as described in the Delayed Investment Start Date provision below, the allocation of the initial Purchase Payment is made in accordance with the selection made by the Owner. Unless otherwise changed by the Owner, subsequent Purchase Payments are allocated in the same manner as the initial Purchase Payment. Allocation of the Purchase Payments is subject to the terms and conditions imposed by the Company.

DELAYED INVESTMENT START DATE

If a Delayed Investment Start Date is shown on the Contract Data Page, the initial Purchase Payments for this Contract will be allocated to the Delayed Investment Start Sub-Account shown on the Contract Data Page in lieu of allocation to any other Sub-Account Investment Option. Contract Value will be transferred from the Delayed Investment Start Sub-Account on the Business Day immediately following the Delayed Investment Start Date to any other Sub-Account Investment Option in accordance with the initial instructions of the Owner.

The allocation of Purchase Payments to the Fixed Account is not affected by a Delayed Investment Start Date. Purchase Payments received after a Delayed Investment Start Date will be allocated to any Investment Option then available under this Contract in accordance with the Owner's direction.


                                 CONTRACT VALUE


GENERAL

The Contract Value on any Business Day is the sum of the Owner's interest in the Sub-Accounts of the Separate Account and in the Fixed Account. The value of the Owner's interest in a Sub-Account is determined by multiplying the number of Accumulation Units attributable to that Sub-Account by the Accumulation Unit Value for that Sub-Account.

ACCUMULATION UNIT VALUE

The number of Accumulation Units in a Sub-Account credited to this Contract is determined by dividing the amount to be allocated to or deducted from that Sub-Account by the Accumulation Unit Value for that Sub-Account as of the end of the Valuation Period during which the request for the transaction was received by the Company at its Variable Service. The Accumulation Unit Value for each Sub-Account was arbitrarily set initially at $10. Subsequent Accumulation Unit Values are determined by subtracting (2) from (1) and dividing the result by (3) where:

     (1)  is the net result of:

          a. the assets of the Sub-Account attributable to Accumulation Units; plus or minus

          b. the cumulative charge or credit for taxes reserved which is determined by the Company to have resulted from the operation or maintenance of that Sub-Account.

     (2) is the cumulative unpaid charge for the Mortality and Expense Risk Charge and for the Administrative Charge, which are shown on the Contract Data Page; and

     (3) is the number of Accumulation Units outstanding at the end of the Valuation Period.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

FIXED ACCOUNT VALUE

The Company guarantees that it will credit interest to Contract Value in the Fixed Account at a rate not less than the Minimum Guaranteed Interest Rate shown on the Contract Data Page. Additional amounts of interest may be credited by the Company from time to time in its sole discretion. The Current Interest Rate credited on the Issue Date, which includes the minimum guaranteed interest rate, is shown on the Contract Data Page. It is guaranteed for the first Contract Year by the Company, unless a greater period is shown on the Contract Data Page.

New Purchase Payments allocated to the Fixed Account may be credited with interest at a different rate than the interest rate credited to Contract Value transferred from the Separate Account to the Fixed Account. Contract Value existing in the Fixed Account may be credited with interest at a different rate than the interest rate(s) applied to new Purchase Payment allocations and Separate Account transfers. The Company determines interest rates in advance, and credits interest daily to Fixed Account Value in dollars.

MINIMUM VALUE REQUIRED AFTER PARTIAL WITHDRAWAL

The Company may deem a Contract surrendered if it receives a request to withdraw Contract Value that would cause the remaining Withdrawal Value to be less than the amount required to remain in the Contract after a partial withdrawal. The Withdrawal Value required to remain in the Contract after a partial withdrawal is shown on the Contract Data Page. The Company reserves the right to terminate the Contract in such event and pay all Withdrawal Value to the Owner. The Company will send a notice to the Owner at his or her last known address at least thirty (30) days in advance of any such termination. This Contract will remain in force during such thirty (30) day period. The Owner may make additional Purchase Payments during the thirty (30) day period to increase Contract Value above such minimum.

MINIMUM VALUE REQUIRED IF SUBSEQUENT PURCHASE PAYMENTS NOT MADE

The Company reserves the right to terminate a Contract if the Contract Value on any Business Day falls below $1,000 and no Purchase Payments were received by the Company during the then current Contract Year and the two (2) immediately preceding Contract Years. The Company will send a notice to the Owner at his or her last known address at least thirty (30) days in advance of any such termination. This Contract will remain in force during such thirty (30) day period. The Owner may make additional Purchase Payments during the thirty (30) day period to increase Contract Value above such minimum. If such additional Purchase Payments are received by the Company in good order during the thirty
(30) day period, the Contract will not be in default for failure to make subsequent Purchase Payments during the then current Contract Year and the two
(2) immediately preceding Contract Years. This Minimum Value requirement, however, will continue to apply during the next and each subsequent Contract Year.

MINIMUM VALUE REQUIRED IN ANY INVESTMENT OPTION

The Company reserves the right to the extent permitted by law to transfer Contract Value from any Investment Option if on any Business Day the Contract Value in the Investment Option is less than $250. In such event, the Contract Value will be transferred to the Investment Option with the highest Contract Value.

REPORTS

At least once each calendar year, the Company will furnish the Owner with a report showing the Contract Value and any other information as may be required by law. Reports will be sent to the last known address of the Owner.


                                 DEATH BENEFITS


DEATH OF ANNUITANT

Upon the death of the Annuitant prior to the Annuity Date, the Owner may designate a new Annuitant. If no designation is made within 30 days of the death of the Annuitant, the Owner will become the Annuitant. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant after the Annuity Date, the Death Benefit, if any, will be as specified in the Annuity Option elected.

DEATH OF OWNER

Upon the death of an Owner prior to the Annuity Date, the Death Benefit will be paid to the Beneficiary designated by the Owner. The Death Benefit will be the greater of:

     1. the Purchase Payments, less the sum of any Withdrawal Value previously taken; or

     2.   the Contract Value.

For purposes of determining the Death Benefit, "Withdrawal Value previously taken" is the sum of the reductions in Contract Value attributable to partial withdrawals during the Owner's lifetime, including applicable charges.

If the Beneficiary is the spouse of the Owner and elects to continue the Contract, the Contract Value remains unchanged and no determination of the Death Benefit is made at that time.

Upon the death of an Owner on or after the Annuity Date, any remaining amounts payable under the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of the Owner's death.

PAYMENT OF OWNER'S DEATH BENEFIT

The Death Benefit will be determined by the Company as of the date of the Owner's death. The Death Benefit will be paid as of the Valuation Period next following the date of receipt by the Company of both due proof of death and, if no election of payment method was previously made by the Owner, an election for the payment method. In the event of the death of an Owner prior to the Annuity Date, a Beneficiary may elect to have the Death Benefit paid under one of the following options: (a) as a single lump sum payment; (b) payment of the entire Death Benefit within five years of the date of the Owner's death or (c) payment of the Death Benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with payments commencing within one year of the date of the Owner's death. Any portion of the Death Benefit not applied under option (c) within one year of the date of the Owner's death, must be distributed within five years of the date of such death.

A spousal Beneficiary may elect one of the above options or elect to continue the Contract in his or her name at the then current Contract Value in lieu of receiving any Death Benefit. Payment to the Beneficiary other than in a lump sum, may only be elected during the sixty (60) day period beginning with the date of receipt of proof of death.

If a single sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments provision is in effect.

Payment to the Beneficiary, other than in a single sum, may only be elected during the sixty-day period beginning with the date of receipt of proof of death.

The Company will require due proof of death before payment of a Death Benefit. For these purposes, "due proof of death" means:

     1.   a certified death certificate;

     2. a certified decree of a court of competent jurisdiction as to the finding of death; or

     3.   any other proof satisfactory to the Company.

All Death Benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

OWNERS OTHER THAN A SINGLE PERSON

If there are Joint Owners, any references to the death of an Owner shall mean the first death of an Owner. Any Joint Owner must be the spouse of the other Owner. Upon the death of either Owner, the surviving spouse will be the primary Beneficiary.

BENEFICIARY OTHER THAN A SINGLE PERSON

Unless the Owner provides otherwise, the Death Benefit will be paid in equal shares to the survivor(s) as follows:

     1. to the primary Beneficiary(ies) who survive the death of the Owner and/or Annuitant, as applicable; or if there are none,

     2. to the contingent Beneficiary(ies) who survive the death of the Owner and/or Annuitant, as applicable; or if there are none,

     3.   to the estate of the Owner.


                                   WITHDRAWALS


GENERAL

Prior to the Annuity Date, the Owner may, upon written request received by the Company at its Variable Service Center, make a total withdrawal (surrender) or partial withdrawal of the Withdrawal Value. The Withdrawal Value is:

     1. the Contract Value at the end of the Valuation Period during which a written request for a withdrawal is received at the Company; less

     2.   any applicable taxes not previously deducted; less

     3.   the Withdrawal Charge, if any; less

     4.   the Annual Contract Maintenance Charge, if any; less

     5.   the Optional Enhanced Death Benefit Charge, if any.

A withdrawal will result in the cancellation of Accumulation Units from each applicable Sub-Account or a reduction in Fixed Account Value in the ratio that the Contract Value in each Investment Option bears to the total Contract Value. The Owner may request in writing in advance if a different method for canceling Accumulation Units or reducing Fixed Account Value is desired. The Company reserves the right to approve or disapprove any such request.

The Company will pay the amount of any withdrawal within seven (7) days of receipt of a request in good order unless the Suspension or Deferral of Payments provision is in effect.

WITHDRAWAL CHARGE

A Withdrawal Charge may be imposed by the Company if a Withdrawal Charge Event shown on the Contract Data Page occurs during the Withdrawal Charge Duration shown on the Contract Data Page

The Withdrawal Charge is determined by the Company applying the Withdrawal Charge Percentages shown on the Contract Data Page to the Contract Value deemed by the Company to represent Purchase Payments withdrawn, surrendered or applied to an Annuity Option. The charge will vary depending on the elapsed period shown on the Contract Data Page for which a Withdrawal Charge applies. Purchase Payments are deemed withdrawn in the order in which they are received by the Company. The amount deducted will result in the cancellation of Accumulation Units from each applicable Sub-Account or a reduction in Fixed Account Value in the ratio that the Contract Value in each Investment Option bears to the total Contract Value. The Owner may request in writing in advance if a different method for assessing the Withdrawal Charge is desired. The Company reserves the right to approve or disapprove any such request.

PARTIAL WITHDRAWALS

Each partial withdrawal must be for an amount which is not less than the amount shown on the Contract Data Page. The remaining Withdrawal Value which must remain in the Contract after a partial withdrawal, if any, is shown on the Contract Data Page. If a partial withdrawal is requested that would reduce the remaining Withdrawal Value for the Contract below that shown on the Contract Data Page, the Company may deem the request to be a total withdrawal (surrender) from the Contract. In such event, the Company may pay the then current Withdrawal Value and terminate the Contract in accordance with the "Minimum Value Required After Partial Withdrawal" provision of this Contract.

FREE WITHDRAWAL AMOUNT

The Free Withdrawal Amount on Partial Withdrawals applicable to this Contract, if any, is shown on the Contract Data Page. No Withdrawal Charge will be imposed on a partial withdrawal unless the amount withdrawn during a Contract Year exceeds the Free Withdrawal Amount on Partial Withdrawals. Amounts taken as a Free Withdrawal Amount do not reduce Purchase Payments for purposes of computing the Withdrawal Charge on Contract Value subject to a Withdrawal Charge. The Withdrawal Charge will apply to any amount withdrawn during a Contract Year in excess of the Free Withdrawal Amount on Partial Withdrawals. The unused portion of the Free Withdrawal Amount for one Contract Year will not carry-over to the next Contract Year. The Free Withdrawal Amount is not available if a withdrawal request would result in remaining Withdrawal Value that is less than the Withdrawal Value Required to Remain in Contract After Partial Withdrawal shown on the Contract Data Page.

SUSPENSION OR DEFERRAL OF PAYMENTS

The Company reserves the right to suspend or postpone payments for a withdrawal or transfer for any period when:

     1.   the New York Stock Exchange is closed;

     2.   trading on the New York Stock Exchange is restricted;

     3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

     4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

     5. provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in 2. and 3. exist.

The Company reserves the right to defer payment for a withdrawal or transfer from the Fixed Account for the period permitted by law, but not for more than six months after written election is received by the Company.


                               ANNUITY PROVISIONS

ANNUITY DATE

The Owner selects the Annuity Date at the time of the application, and may later change it by written request to the Company's Variable Service Center at least thirty (30) days prior to the existing Annuity Date. If an Annuity Date is selected that would cause a Withdrawal Charge Event to occur, a Withdrawal Charge will be deducted from Contract Value before the first Annuity Payment is made. The Annuity Date on the Issue Date is shown on the Contract Data Page.

ANNUITY PAYMENTS

Annuity Payments are paid in monthly installments in the form of Fixed Annuity Payments, Variable Annuity Payments or a combination of Fixed Annuity Payments and Variable Annuity Payments.

The Owner may select the form of Annuity Payments by written request to the Company at its Variable Service Center at least seven (7) days prior to the Annuity Date. If all of the Contract Value on the seventh calendar day before the Annuity Date is allocated to the Fixed Account, Fixed Annuity Payments will be made. If all of the Contract Value on that date is allocated to the Separate Account, Variable Annuity Payments will be made. If the Contract Value on that date is allocated to both the Fixed Account and the Separate Account, a combination of Fixed Annuity Payments and Variable Annuity Payments will be made to reflect the allocation between the Fixed Account Value and the Variable Account Value.

The payments will be made to the Annuitant, unless a different payee is selected by the Owner by written request to the Company at its Variable Service Center at least 30 days prior to the Annuity Date.

The Contract Value on the Annuity Date, as adjusted for any applicable taxes and charges ("Adjusted Contract Value"), will be applied to the applicable Annuity Table contained in the Contract based upon the Annuity Option selected by the Owner. The amount of the first payment for each $1,000 of Adjusted Contract Value is shown in the Annuity Tables. If, as of the Annuity Date, the current Annuity Option rates applicable to this class of contracts provide an initial Annuity Payment greater than that guaranteed under the same Annuity Option under this Contract, the greater payment will be made.

The total dollar amount of each Annuity Payment is the sum of the Variable Annuity Payment and the Fixed Annuity Payment. The Company reserves the right to pay Annuity Payments in one sum when the remaining payments are less than $2,000, or other minimum amount established by the Company from time to time, or when the Annuity Option elected would result in periodic payments of less than $100.

VARIABLE ANNUITY PAYMENTS

The amount of a Variable Annuity Payment is dependent upon (a) the Contract Value, adjusted for any applicable charges, that is applied to an Annuity Option; (b) the rates for the Annuity Option selected, as stated in the Annuity Option Tables; and (c) the investment performance of the selected Sub-Accounts during the Annuity Period. Variable Annuity Payments are not guaranteed as to dollar amount.

Calculation. The dollar amount of Variable Annuity Payments for each applicable Sub-Account after the first Variable Annuity Payment is determined as follows:

     1. the dollar amount of the first Variable Annuity Payment is divided by the value of an Annuity Unit for each applicable Sub-Account as of the Annuity Date. This sets the number of Annuity Units for each monthly payment for the applicable Sub-Account. The number of Annuity Units for each applicable Sub-Account remains fixed during the Annuity Period;

     2. the fixed number of Annuity Units per payment in each Sub-Account is multiplied by the Annuity Unit Value for that Sub-Account for the last Valuation Period of the month preceding the month for which the payment is due. This result is the dollar amount of the payment for each applicable Sub-Account.

The total dollar amount of each Variable Annuity Payment is the sum of all Sub-Account Variable Annuity Payments.

Annuity Unit: The value of any Annuity Unit for each Sub-Account of the Separate Account was arbitrarily set initially at $10.

The Sub-Account Annuity Unit Value at the end of any subsequent Valuation Period is determined by subtracting 2. from 1. and dividing the result by 3. and multiplying the result by a factor which neutralizes the assumed interest rate shown on the Contract Data Page, where:

     1. is the net result of: (a) the assets of the Sub-Account attributable to the Annuity Units; plus or minus (b) the cumulative charge or credit for taxes reserved which is determined by the Company to have resulted from the operation or maintenance of the Sub-Account;

     2. is the cumulative unpaid charge for the Mortality and Expense Risk Charge and for the Administrative Charge, which are shown on the Contract Data Page; and

     3. is the number of Annuity Units outstanding at the end of the Valuation Period.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

FIXED ANNUITY PAYMENTS

The dollar amount of each Fixed Annuity Payment shall be determined in accordance with Annuity Tables contained in this Contract which are based on the minimum guaranteed interest rate of 3.0% per year. After the initial Fixed Annuity Payment, the payments will not change regardless of investment, mortality or expense experience.

ANNUITY OPTIONS

An Annuity Option is selected by the Owner at the time of the application and may be changed by the Owner by written request at least thirty (30) days prior to the Annuity Date. If no Annuity Option election is in effect at least thirty
(30) days before the Annuity Date, Option B. Life Annuity with a period certain of 120 months will automatically be applied

The following Annuity Options or any other Annuity Option acceptable to the Company may be selected:

OPTION A. LIFE ANNUITY: Monthly Annuity Payments during the life of the
Annuitant.

OPTION B. LIFE ANNUITY WITH PERIODS CERTAIN OF 60,120, 180 OR 240 MONTHS:
Monthly Annuity Payments during the lifetime of the Annuitant and in any event for sixty (60), one hundred twenty (120), one hundred eighty (180) or two hundred forty (240) months certain as selected.

OPTION C. JOINT AND SURVIVOR ANNUITY: Monthly Annuity Payments payable during the joint lifetime of the Annuitant and a designated second person and then during the lifetime of the survivor at the percentage (100%, 75%, 66 2/3% or 50%) selected.

OPTION D. JOINT AND CONTINGENT ANNUITY: Monthly Annuity Payments during the Annuitant's lifetime and continuing during the lifetime of a designated second person after the Annuitant's death at the percentage (100%, 75%, 66 2/3% or 50%) selected.

OPTION E. FIXED PAYMENTS FOR A PERIOD CERTAIN: Fixed monthly Annuity Payments for any specified period (at least five years but not exceeding thirty years), as selected.

Annuity Options A, B, C and D are available for Fixed Annuity Payments, Variable Annuity Payments or a combination of both. Annuity Option E is available for Fixed Annuity Payments only. If the Annuitant dies during a period certain (Annuity Options B or E), the remaining Annuity Payments will be made to the Beneficiary. The Beneficiary may elect to receive the commuted value of the remaining Annuity Payments in a single sum instead. The Company will determine the commuted value by discounting the remaining Annuity Payments at its then current interest rate used for commutation.

MORTALITY TABLES

The mortality tables used in determining the Annuity Purchase Rates for Options A, B, C, and D is the 1983a Annuity Mortality Table (40% Male, pivotal age 65) and interest at a rate of 3.0% per year, compounded annually. A detailed statement of the method of calculation has been filed with the insurance department of the state in which the Contract was issued. The Company will compute reserves on this Contract on the Commissioners Annuity Reserve Valuation Method (CARVM). The reserves and guaranteed values including any paid-up annuity, Withdrawal Value or Death Benefits will at no time be less than the minimum required by the laws of the state in which the application was signed.

The dollar amount of an Annuity Payment for any Age or combination of Ages not shown in the Tables or for any other form of Annuity Option agreed to by the Company will be provided by the Company upon request.

MISSTATEMENT OF AGE OR SEX

If the Age or sex of the Annuitant, or the Age or sex of any designated second person, has been misstated, any Annuity Payments will be the Annuity Payments provided by the correct Age or sex. If the misstatement is discovered after the Annuity Date: (a) the Company will add interest to any overpayments at the rate of 6% per year, compounded annually, and deduct the amount from remaining Annuity Payments until the total is repaid; and (b) the Company will add interest to any underpayments at the rate of 6% per year, compounded annually, and pay the amount in a single sum with next Annuity Payment.

SUPPLEMENTARY AGREEMENT

A Supplementary Agreement setting forth the terms of the Annuity Option selected will be issued at the Annuity Date, at which time this Contract will be exchanged for the Supplementary Agreement.

EVIDENCE OF SURVIVAL

The Company may require satisfactory evidence of the continued survival of any person(s) on whose life Annuity Payments are based.

PROOF OF AGE

The Company may require evidence of Age of any payee under Annuity Options A, B, C, and D and of the designated second person under Annuity Options C and D.

                              ANNUITY OPTION TABLES
              MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

                    OPTIONS A AND B - LIFETIME PAYMENT OPTION

           AGE OF        10 YEAR &               AGE OF          10 YEAR &
            PAYEE           LIFE                  PAYEE            LIFE

             50              4.07                  70               6.30
             51              4.13                  71               6.47
             52              4.20                  72               6.65
             53              4.28                  73               6.83
             54              4.35                  74               7.01

             55              4.44                  75               7.20
             56              4.52                  76               7.39
             57              4.61                  77               7.58
             58              4.71                  78               7.76
             59              4.81                  79               7.95

             60              4.91                  80               8.12
             61              5.02                  81               8.29
             62              5.14                  82               8.45
             63              5.26                  83               8.60
             64              5.39                  84               8.74

             65              5.53                  80               8.87
             66              5.67
             67              5.82
             68              5.97
             69              6.13


     OPTIONS C AND D - JOINT LIFETIME PAYMENT - PAYMENTS FOR TWO LIVES ONLY

ANNUITANTS' AGES                   PERCENTAGE OF PAYMENT PAYABLE TO SURVIVING
                                                 ANNUITANT IS:

PRIMARY         JOINT              50%         66 2/3%        75%         100%

(A) Payments reduce upon the death of either the Annuitant or the Joint Annuitant:
50              50                4.10       3.93           3.85         3.63
50              55                4.29       4.09           4.00         3.74

55              55                4.49       4.28           4.18         3.90
55              60                4.74       4.48           4.37         4.05

60              60                5.01       4.74           4.61         4.27
60              65                5.35       5.02           4.87         4.47

65              65                5.73       5.37           5.20         4.76
65              70                6.20       5.75           5.56         5.04

(B) Payments reduce only upon the death of the Annuitant (ERISA Joint and Survivor Annuity Option):

50              50                3.85       3.78          3.73        3.63
50              55                3.91       3.86          3.83        3.74
55              50                4.08       3.97          3.90        3.74

55              55                4.18       4.08          4.03        3.90
55              60                4.26       4.19          4.15        4.05
60              55                4.48       4.33          4.26        4.05

60              60                4.61       4.49          4.43        4.27
60              65                4.72       4.64          4.59        4.47
65              60                5.02       4.83          4.73        4.47

65              65                5.20       5.05          4.97        4.76
65              70                5.36       5.25          5.19        5.04
70              65                5.76       5.51          5.38        5.04

Monthly payment rates for other age combinations will be furnished on request. For quarterly payments, multiply the monthly payment rate by 2.99. For semi-annual payments, multiply by 5.96. For annual payment, multiply by 11.84.


                          OPTION E - FIXED TIME PAYMENT

YEARS       MONTHLY PAYMENT           YEARS     MONTHLY PAYMENT        YEARS       MONTHLY PAYMENT

 1          Not available             11            8.86               21                5.32
 2          Not available             12            8.24               22                5.15
 3          Not available             13            7.71               23                4.99
 4          Not available             14            7.26               24                4.84
 5               17.91                15            6.87               25                4.71

 6               15.14                16            6.53               26                4.59
 7               13.16                17            6.23               27                4.47
 8               11.68                18            5.96               28                4.37
 9               10.53                19            5.73               29                4.27
10                9.61                20            5.51               30                4.18

For quarterly payments, multiply the monthly payment rate by 2.99. For semi-annual payments, multiply by 5.96. For annual payment, multiply by 11.84.

                      FIRST VARIABLE LIFE INSURANCE COMPANY

                              LITTLE ROCK, ARKANSAS

                            BONUS DEATH BENEFIT RIDER


This Rider is made part of the Contract to which it is attached, and is effective upon the Issue Date.

The DEATH BENEFITS provision of the Contract is amended to include the following:

BONUS DEATH BENEFIT: If no partial withdrawals have previously been taken, the Death Benefit payable upon the death of the Owner prior to the Annuity Date may be increased. This Bonus Death Benefit is the excess, if any, of:

1.   The Step Up Amount in effect on the date of the Owner's death; over

2.   The Death Benefit on the date of the Owner's death.

A Step Up Amount is determined for each Bonus Period while this Contract is in force. The first Bonus Period begins on the Issue Date and ends on the earlier of the sixth Contract Anniversary or the day on which the Owner attains Age 80. Each succeeding Bonus Period is for the six (6) Contract Years immediately following the preceding Bonus Period or, if earlier, until the day on which the Owner attains Age 80.

The Step Up Amount at the start of the first Bonus Period is the initial Purchase Payment. The Step Up Amount at the start of each succeeding Bonus Period is the greater of:

1.   The Step Up Amount at the end of the preceding Bonus Period; or

2.   The Contract Value at the end of the preceding Bonus Period.

The Step Up Amount during any Bonus Period is increased by the amount of Purchase Payments received by the Company during that Bonus Period.

No Bonus Death Benefit is payable: (a) if any withdrawals of Contract Value were taken during the Owner's lifetime; (b) if death occurs after the Annuity Date; or (c) if death occurs beyond the Owner's eightieth birthday.

If the Owner is a non-natural person, the Annuitant will be considered the Owner for purposes of determining the Bonus Death Benefit. If the initial Owner is changed, however, this Rider will terminate unless the Company consents otherwise.

If the Beneficiary is the spouse of the Owner and elects to continue the Contract, the Contract Value remains unchanged and no determination of the Death Benefit or Bonus Death Benefit is made at that time.

         s/Arnold R. Bergman                     s/John M. Soukup



              Secretary                              President
                      First Variable Life Insurance Company
                              Little Rock, Arkansas

                      FIRST VARIABLE LIFE INSURANCE COMPANY

                              LITTLE ROCK, ARKANSAS


                          ENHANCED DEATH BENEFIT RIDER


In consideration of the Optional Enhanced Death Benefit Charge stated on the Contract Data Page, this Rider is made part of the Contract to which it is attached, and is effective upon the Issue Date.

The Contract is amended as follows:

1.   The CHARGES AND DEDUCTIONS provisions are amended to include the following:

The Company will deduct the Optional Enhanced Death Benefit Charge stated on the Contract Data Page on each Contract Anniversary prior to the Annuity Date or the Owner's 80th birthday, if earlier. The Optional Enhanced Death Benefit Charge will also be deducted on the Annuity Date, and upon surrender of the Contract, based on the Contract Value at that time. The charge is deducted by the Company reducing Contract Value from each Investment Option in the ratio that the value of each Investment Option bears to the total Contract Value. Variable Account Value is reduced by the Company canceling Accumulation Units credited to the Contract in each applicable Sub-Account.

2. The DEATH OF OWNER provision and BONUS DEATH BENEFIT Rider, if any, provisions are deleted and the following inserted in its place:

DEATH OF OWNER: The Contract provides for a Death Benefit to be paid to the Beneficiary upon the death of an Owner prior to the Annuity Date. The Death Benefit is:

     -    the Basic Death Benefit; or

     - if greater and if no withdrawals of Contract Value have been taken during the Owner's lifetime, the Bonus Death Benefit; or

     -    if greater, the Enhanced Death Benefit.

Upon the death of an Owner on or after the Annuity Date, any remaining payments under the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of the Owner's death.

Basic Death Benefit. The Basic Death Benefit is the greater of:

     - Purchase Payments less the sum of any reductions in Contract Value attributable to partial withdrawals during the Owner's lifetime (including applicable charges); or

     -    the Contract Value.

Bonus Death Benefit. The Bonus Death Benefit is the greater of:

     -    the Basic Death Benefit on the date of the Owner's death; or

     -    the Step Up Amount in effect on the date of the Owner's death

A Step Up Amount is determined at the start of each Bonus Period while a Contract is in force. The first Bonus Period begins on the Issue Date and ends on the earlier of the seventh Contract Anniversary or the day on which the Owner attains Age 80. Each succeeding Bonus Period is for the next 6 Contract Years or, if earlier, until the Owner attains Age 80.

The Step Up Amount at the start of the first Bonus Period is the initial Purchase Payment. The Step Up Amount at the start of each succeeding Bonus Period is the greater of:

     -    The Step Up Amount at the end of the preceding Bonus Period; or

     -    The Contract Value at the end of the preceding Bonus Period.

The Step Up Amount during any Bonus Period is increased by the amount of Purchase Payments received by the Company during that Bonus Period.

The Step Up Amount on and after the day the Owner attains Age is 80 is zero. Unless the Company consents otherwise, the Bonus Death Benefit will terminate if the Owner is changed.

Optional Enhanced Death Benefit. The Owner may elect an Enhanced Death Benefit at the time a Contract is purchased. The Enhanced Death Benefit, up to the Owner's 80th birthday, is an amount equal to:

     - Purchase Payments, less the sum of any reductions in Contract Value attributable to partial withdrawals during the Owner's lifetime (including applicable charges); and

     -    interest accumulated at an annual rate of 4.5%

up to a maximum amount equal to two (2) times the sum of Purchase Payments.

The Enhanced Death Benefit on and after the day the Owner attains Age 80 is zero. Unless the Company consents otherwise, the Enhanced Death Benefit will end if the Owner is changed.

If the Owner is a non-natural person, the Annuitant will be considered the Owner for purposes of determining the Basic Death Benefit, the Bonus Death Benefit and the Enhanced Death Benefit.

If the Beneficiary is the spouse of the Owner and elects to continue the Contract, the Contract Value remains unchanged and no determination of the Death Benefit is made at that time.

TERMINATION OF RIDER: This Rider will terminate on the earliest of:

     1.   The death of the Owner before the Annuity Date;
     2. A change of designation of Owner, unless the Company consents otherwise;
     3.   The Annuity Date;
     4. The Contract Anniversary following the Owner's request to terminate the Rider; and
     5.   The termination of the Contract.
     6.   The Owner's 80th birthday.

A request to terminate this Rider by the Owner must be received by the Company at its Variable Service Center no later than thirty (30) days before a Contract Anniversary. If a request is received during this thirty (30) period, the Rider will remain in force (unless terminated for other reasons) during the immediately following Contract Year.

The Optional Enhanced Death Benefit Charge stated on the Contract Data Page will be deducted upon termination of this Rider, unless termination is due to death of the Owner before the Annuity Date.

         s/Arnold R. Bergman                     s/John M. Soukup


              Secretary                              President
                      First Variable Life Insurance Company
                              Little Rock, Arkansas

                                     [LOGO]
                                  [LETTERHEAD]



                            ANNUITIZATION BONUS RIDER

This Rider is made part of the Contract to which it is attached, and is effective upon the Issue Date:

The ANNUITY PROVISIONS of the Contract is amended to include the following:

ANNUITIZATION BONUS: The Company will increase the Contract Value on the Annuity Date if Contract Value is applied to an Annuity Option. The increase in Contract Value will be calculated by the Company with respect to Contract Value as of the immediately preceding Business Day, using the percentage shown on the Contract Data Page. The increase in Contract Value will be allocated pro-rata to the Investment Options to which Contract Value is then allocated.

         s/Arnold R. Bergman                     s/John M. Soukup


         Secretary                               President

                      First Variable Life Insurance Company
                              Little Rock, Arkansas

                                     [LOGO]
                                  [LETTERHEAD]



             ENDORSEMENT - NURSING HOME AND TERMINAL ILLNESS WAIVER

This Endorsement is made part of the Contract to which it is attached, and is effective upon the Issue Date.

The WITHDRAWALS provisions of the Contract are amended to include the following:

WAIVER OF WITHDRAWAL CHARGE: The Withdrawal Charge may be waived:

1. After the first Contract Year, due to Confinement in a Qualifying Nursing Home; or
2. Due to diagnosis of a Terminal Illness.

A request to waive any Withdrawal Charges is subject to the following conditions:

Qualifying Nursing Home Conditions. If request is made for waiver due to confinement in a Qualifying Nursing Home:

1. The Owner or the Owner's spouse must be and have been confined in a Qualifying Nursing Home for the immediately preceding period of ninety (90) consecutive days.

2. The Owner or the Owner's spouse must never have been confined in a Qualifying Nursing Home on or before the date of application for this Contract.

3.   The Owner must not have changed.

4. Confinement must be for reasons that are medically necessary, prescribed by a licensed physician; and be based on physical limitations which prohibit daily living in a non-institutional environment.

5. The Company must be presented with written and signed documentation from the confining facility that it qualifies as Qualifying Nursing Home and that the confinement satisfies the criteria stated in 4., above.

To be eligible as a Qualifying Nursing Home, a facility must be either:

- A Skilled Nursing Facility or an Intermediate Care Facility which maintains a daily medical record of each patient.

- A Custodial Care Facility that is licensed and operated as such in the state in which it is located and accommodates three or more persons for a charge.

A Qualified Nursing Home must provide nursing service 24 hours a day, and service must be under the supervision of a licensed physician, registered graduate professional nurse or licensed practical nurse.

Terminal Illness Conditions. If request is made for waiver due to a Terminal
Illness:

1. The Owner or the Owner's spouse must never have been diagnosed with a Terminal Illness on or before the date of application for this Contract.

2. The Owner or the Owner's spouse must be diagnosed as having a Terminal Illness by a duly licensed physician. Such duly licensed physician shall not be:

-    The Owner or the Owner's spouse;
-    A person who lives with the Owner or the Owners spouse; or
-    A person who is related to the Annuitant or Owner by blood or marriage.

3. The Company must be presented with written and signed evidence of a Terminal Illness:

-    During the lifetime of the Owner or Owner's Spouse, as applicable; and
-    From a duly licensed physician as stated above.

4. The Company may request additional medical information and may require an independent examination of the Owner or Owner's spouse by a duly licensed physician selected by the Company to confirm the diagnosis of a Terminal Illness.

A "Terminal Illness" means a non-correctable medical condition which is expected to result in a drastically limited life span of six (6) months or less.

The Company will not accept any additional Purchase Payments under a Contract if a waiver of Withdrawal Charges under this Endorsement is in effect.


         s/Arnold R. Bergman                     s/John M. Soukup
               Secretary                             President

               INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT WITH
                           FLEXIBLE PURCHASE PAYMENTS

                                NON-PARTICIPATING

                                     [LOGO]
                                  [LETTERHEAD]